CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
                                       OF
                             DENOM ACQUISITION CORP.
        PURSUANT TO THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE



         DENOM ACQUISITION CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST:       The name of the Corporation is DENOM ACQUISITION CORP.

         SECOND:      The  Certificate of  Incorporation  of the Corporation was
filed with the Department of State on January 10, 1996.

         THIRD:       That the  amendment to the  Corporation's  Certificate  of
Incorporation set forth in the following resolution was duly adopted by the unanimous written consent of the Corporation's Board of Directors on the 8th day of November, 1996:

                  RESOLVED,   that   Article   First  of  the   Certificate   of
incorporation of the Corporation, relating to the Name of the Corporation, be amended to read as follows:

                  FIRST:     The name of this  Corporation is SOY  ENVIRONMENTAL
PRODUCTS, INC.

                  RESOLVED,   that  Article   Fourth  of  the   Certificate   of
Incorporation of the Corporation, relating to the total authorized capital stock of the Corporation, be amended to read as follows-.

                  FOURTH: The amount of the total authorized capital stock of this corporation is divided into 20,000,000 shares of stock at $.001 par value. All such shares are of one class and are shares of common stock. The 8,816,992 issued shares of common stock of the corporation each with a $.001 par value which are outstanding on the effective date of this amendment are hereby changed into 1,469,499 issued shares of common stock of the corporation each with a $.001 par value with the terms of the change being at the rate of 1 new issued share of common stock with a $.001 pare value for each 6 existing issued shares of common stock each with a $.001 par value.

         FOURTH: That the foregoing amendment of the Certificate of Incorporation of the Corporation was duly adopted and approved by stockholders holding more than fifty percent (50%) of the outstanding stock of the Corporation at a special meeting of Stockholders held on November 27, 1996 pursuant to notice duly given according to the by-laws of the Corporation.

         FIFTH: That the foregoing amendment of the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of Title 8 of the Delaware Code of 1953.

         IN  WITNESS  WHEREOF,   Denom   Acquisitions   Corp.  has  caused  this
Certificate to be signed and attested by its duly authorized Officers, this 27th day of November 1996.



BY: /s/ George T. Bard                  BY: /s/ Gary L. Haer
   -----------------------------           ------------------------
   George T. Bard, President               Gary L. Haer, Secretary